<u>SHORELINE CAPITAL PARTNERS, L.P.</u>

A CALIFORNIA LIMITED PARTNERSHIP

LIMITED PARTNERSHIP AGREEMENT

EXHIBIT A

TABLE OF CONTENTS

Page

ARTICLE I - DEFINED TERMS 1
Section 1.01 1

ARTICLE II - NAME, PLACE OF BUSINESS, PURPOSE AND TERM 7
Section 2.01. *Name* 7
Section 2.02. *Principal Office and Name and Address of Resident Agent* 7
Section 2.03. *Purpose* 7
Section 2.04. *Term* 7

ARTICLE III - PARTNERS AND CAPITAL 8
Section 3.01. *General Partner* 8
Section 3.02. *Co-General Partner* 8
Section 3.03. *Limited Partner* 8
Section 3.04. *Partnership Capital* 8
Section 3.05. *Liability of Partners* 9
Section 3.06. *No Preemptive Rights* 10

ARTICLE IV - DISTRIBUTIONS OF CASH; ALLOCATIONS OF INCOME AND LOSS 10
Section 4.01. *Definitions of Terms Relating to Allocations* 10
Section 4.02. *Distributions of Cash* 11
Section 4.03. *Distributions of Net Sale Proceeds* 12
Section 4.04. *Allocation of Income and Loss From Operations* 12
Section 4.05. *Allocation of Income and Loss Arising From Sale Proceeds* 13
Section 4.06. *Determination of Allocations and Distributions Among Limited Partners* 13
Section 4.07. *Capital Accounts* 14
Section 4.08. *Rights to Distributions* 16
Section 4.09. *Allocations for Multiple Closing Dates* 17

TABLE OF CONTENTS
(Continued)

	Page
ARTICLE V - RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER	17
Section 5.01. *Management of the Partnership.*	17
Section 5.02. *Authority of the General Partner*	18
Section 5.03. *Authority of General Partner and Its Affiliates to Deal with Partnership*	21
Section 5.04. *General Restrictions on Authority of the General Partner*	23
Section 5.05. *Compensation and Fees*	25
Section 5.06. *Duties and Obligations of the General Partner*	27
Section 5.07. *Delegation of Authority*	28
Section 5.08. *Other Activities*	29
Section 5.09. *Limitation on Liability of the General Partner, Initial Partner and Affiliates; Indemnification*	29
Section 5.10. *Special Amendments to the Agreement*	30
ARTICLE VI - CHANGES IN GENERAL PARTNERS	31
Section 6.01. *Withdrawal of General Partner*	31
Section 6.02. *Admission of a Successor or Additional General Partner*	31
Section 6.03. *Removal of a General Partner*	33
Section 6.04. *Effect of Incapacity of a General Partner*	34
ARTICLE VII - TRANSFERABILITY OF LIMITED PARTNERS' INTERESTS	36
Section 7.01. *Restrictions on Transfers of Interests of Limited Partners*	36
Section 7.02. *Assignees of Limited Partners*	37
Section 7.03. *Joint Ownership of Interests*	39
ARTICLE VIII - DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP	39
Section 8.01. *Events Causing Dissolution*	39
Section 8.02. *Liquidation*	41

TABLE OF CONTENTS
(Continued)

Page

ARTICLE IX - BOOKS AND RECORDS, ACCOUNTING, REPORTS AND TAX ELECTIONS 42
Section 9.01. *Books and Records* 42
Section 9.02. *Accounting Basis and Fiscal Year* 43
Section 9.03. *Reports* 43
Section 9.04. *Designation of Tax Matters Partner* 44
Section 9.05. *Loss of Tax Matters Partner* 44

ARTICLE X - VOTING RIGHTS OF LIMITED PARTNERS 45
Section 10.01. *Meetings and Consents* 45
Section 10.02. *Voting Rights of Limited Partners* 47
Section 10.03. *Opinion Regarding Effect of Action by Limited Partners* 49
Section 10.04. *Other Activities* 49

ARTICLE XI - MISCELLANEOUS PROVISIONS 50
Section 11.01. *Appointment of the General Partner as Attorney-in-Fact* 50
Section 11.02. *Signatures* 51
Section 11.03. *Amendments* 52
Section 11.04. *Ownership by the Limited Partners of General Partners or Their Affiliates* 54
Section 11.05. *Binding Provisions* 54
Section 11.06. *Applicable Law* 54
Section 11.07. *Separability of Provisions* 55
Section 11.08. *Captions* 55
Section 11.09. *Entire Agreement* 55

SCHEDULE A 56

SHORELINE CAPITAL PARTNERS, L.P.
LIMITED PARTNERSHIP

LIMITED PARTNERSHIP AGREEMENT

The Partnership is being formed pursuant to the California Revised Uniform Partnership Act (California Corporation Code §15611 through §15800).

This Agreement is made as of _________ and between Golden Bear Financial, (the "General Partner"), Cole Financial Ventures, Inc. ("Co-General Partner)" and the Limited Partners, who by joining in this Agreement agree to become partners in a limited partnership under the laws of the State of California.

ARTICLE I

DEFINED TERMS

Section 1.01. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I. The singular shall include the plural and the masculine gender shall include the feminine and neuter genders.

"Adjusted Capital Contribution" is defined in Section 4.01.

"Affiliate" means, when used with reference to a specified Person, (i) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person who is (or has the power to designate) an officer of, general partner in or trustee of, or serves (or has the power to designate a person to serve) in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, general partner or

trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities.

"Agreement" means this Limited Partnership Agreement, as originally executed and as amended from time to time.

"Bankruptcy" or **"Bankrupt"** as to any Person means the filing of a petition for relief by such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or like provision of law or insolvency of such Person as finally determined by a court proceeding.

"Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in either New York, New York or San Rafael, California are obligated by law or executive order to be closed.

"Calculation Period" is defined in Section 4.01.

"Capital Account" means the capital account of a Partner as described in Section 4.07 hereof.

"Capital Contribution" means the total amount of money contributed to the Partnership by all Partners or any class of partners or by any one Partner, as the context may require (or by the predecessor holders of the Partnership interests of such Persons).

"Cause" means conduct which constitutes fraud, bad faith, gross negligence, misconduct or breach of a fiduciary duty.

"Certificate" means the Certificate of Limited Partnership of the Partnership filed pursuant to Section 15621 of the California Corporation Codes as such certificate may be amended from time to time.

"Closing Date" means each date established by the General Partner from time to time for the closing of the sale of limited partnership interests.

"Code" means the Internal Revenue Code of 1986, including any amendments, and any corresponding provision or provisions of succeeding law.

"Co-General Partner" is defined in Section 3.02.

"Consent" means either the consent given by a vote at a meeting called and held in accordance with the provisions of Section 10.01 hereof or the written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require. Consent given after the act or thing is done with respect to which the Consent is solicited shall be deemed to relate back to the date such act or thing was done.

"Distributable Cash" is defined in Section 4.01.

"Distribution Date" means a Business Day selected by the General Partner for making distributions of Distributable Cash with respect to a Distribution Period, which Business Day shall be no later than 60 days following the last day of the Distribution Period to which such Distribution Date relates.

"Distribution Period" means the period of time selected by the General Partner to which the distribution of Distributable Cash is made.

"Financial Institution" means any or all of the following: a savings and loan association, savings bank, commercial bank, or industrial thrift and loan, insured by the Federal Deposit Insurance Corporation, or a holding company of any of the above.

"General Partner" means **"Golden Bear Financial,"** or any Person who, at the time of reference thereto, has been admitted as a successor to original "General Partner" or as an additional

General Partner, in such Person's or entity's capacity as a General Partner. When used in the plural form "General Partner" means the General Partner and the co-General Partner.

"Gross Offering Proceeds" means, with respect to any offering of Limited Partnership interests, the offering amount per Limited Partnership Interest times the number of Limited Partnership Interests sold.

"Holding Company" means New West Bancshares.

"Incapacity" or **"Incapacitated"** means, as to any Person, death, the adjudication of incompetency or insanity or Bankruptcy.

"Income" or **"Loss"** means the income or loss of the Partnership for federal income tax purposes and each item of Partnership income, gain, loss, deduction, credit or allowance entering into the computation thereof determined by the General Partner as of the close of the period to which it relates. Gain or loss resulting from any transaction involving Partnership property, with respect to which gain or loss is recognized for federal income tax purposes, after any redetermination of values described in Section 4.07(a), shall be computed by reference to the redetermined value of the property, notwithstanding that the adjusted tax basis of such property differs from the redetermined value.

"Limited Partner" means any Person who is admitted as a Limited Partner under the terms of this Agreement, including the Original Partner or such Person's capacity as a Limited Partner of the Partnership.

"Limited Partnership Interest" means the Partnership interest held by a Limited Partner.

"Majority in Interest" means holders of more than 50% of the interests, including Limited Partnership Interests held by the Limited Partners as a class and, if referred to in the context of an action taken at a meeting of the Limited Partners provided the meeting is held pursuant to Notice

duly mailed or proper adjournment thereof, and Limited Partners representing at least 50% in interest are present in person or by proxy (constituting a quorum), then a "Majority in Interest" shall mean a majority in interest of those present, except that, even if action is taken at a meeting, "Majority in Interest" as used in Sections 5.03(c), 8.01(a)(i), 8.01(a)(iii), 8.02(a) and 10.03(a)(i) shall mean holders of more than 50% of the interests.

"Net Sale Proceeds" is defined in Section 4.01.

"Notice" means a writing, containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person.

"Offering" means the initial offering of Limited Partnership by the Partnership.

"Partner" means the General Partner or any Limited Partner.

"Partnership" means the Limited Partnership created by this Agreement, as it may be constituted from time to time.

"Partnership Interest" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled under this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and the California Corporations Code.

"Person" means any individual, partnership, corporation, trust, association or other legal entity.

"Record Date" means a specified date on which Limited Partners held a partnership interest.

"Regulations" means the United States Treasury Regulations promulgated under the Code.

"Reserves" means funds held by the Partnership that have not been invested in ownership of New West Bancshares, Inc., which the General Partner determines to place in reserve for working capital of the Partnership.

"Sale Proceeds" is defined in Section 4.01.

"Schedule A" means the schedule as amended from time to time, of Partners' names, addresses and Capital Contributions, which schedule, in its initial form, is attached to and made a part of this Agreement.

"Special Record Date" means the date of the Partnership's receipt of Sale Proceeds.

"Super-majority in Interest" means holders of 67% of the interest, including Limited Partnership Interest held by the Limited Partners as a class.

"Tax Matters Partner" means the Partner designated as the Tax Matters Partner of the Partnership by the General Partner pursuant to Section 9.04.

"Temporary Investments" means (i) direct general obligations of the United States of America or any agency thereof; (ii) certificates of deposit or other evidences of indebtedness issued by any bank which is insured by the Federal Deposit Insurance Corporation; (iii) prime commercial paper of companies whose commercial paper is rated A-1 or P-1 or better by Moody's or Standard & Poor's; (iv) repurchase agreement secured by any of the securities enumerated in clauses (i) through (iii) above; and (v) the following investment grade cash instruments: Corporate Notes, Banker's Acceptance, Euro/Japanese Certificates of Deposit, Euro/Japanese Bankers Acceptances, Money Market Preferred Stock, Adjustable Rate Preferred Stock, Short Term Put Bonds, Municipal Securities, Collateralized Mortgage Obligations and Money Market Funds.

"Thrift and Loan" means New West Thrift and Loan Company.

ARTICLE II

NAME, PLACE OF BUSINESS, PURPOSE AND TERM

Section 2.01. *Name.*

The parties hereby form a Limited Partnership under the name of Shoreline Capital Partners, L.P.

Section 2.02. *Principal Office and Name and Address of Resident Agent.*

The address of the principal office and place of business of the Partnership, unless hereafter changed by the General Partner, shall be Shoreline Capital Partners L.P., c/o Golden Bear Financial, 851 Irwin Street, #301, San Rafael, CA 94901. The General Partner shall notify the Limited Partners of a change in the Partnership's principal office and place of business.

Section 2.03. *Purpose.*

The purpose of the Partnership is to acquire, hold and otherwise deal in investments in Financial Institutions and Temporary Investments and to engage in any and all other activities related, necessary, appropriate, or incidental thereto.

Section 2.04. *Term.*

The Partnership shall begin on the date hereof and shall continue in full force and effect until December 31, 2011 or until sooner dissolved pursuant to the provisions of this Agreement.

ARTICLE III

PARTNERS AND CAPITAL

Section 3.01. *General Partner.*

The name, address and Capital Contribution of the General Partner are set forth in Schedule A. The General Partner, as such, shall not be required to make any additional Capital Contribution to the Partnership, except as provided in Section 4.07(b).

Section 3.02 *Co-General Partner.*

The name and address of the Co-General Partner are set forth in Schedule A. There will be no capital contribution by the Co-General partner. The Co-General Partner has no authority or voting power with respect to the Partnership, including the power to directly or indirectly direct the management or policies of the Holding Company or the Thrift. The Co-General Partner will be able to act in the capacity of investment advisor and administrator with respect to the Limited Partners.

Section 3.03. *Limited Partner.*

The name, address and initial Capital Contribution of any person admitted to the Partnership as a Limited Partner, are as set forth in Schedule A.

Section 3.04. *Partnership Capital.*

(a) No Partner shall be paid interest on any Capital Contribution.

(b) Except as specifically provided in Sections 6.03(b) and 6.04(b), no Partner shall have the right to withdraw, or receive any return of, his or her Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Limited Partner will have the right to receive property other than cash.

(c) No Limited Partner shall have any priority over any other Limited Partner as to the return of his or her Capital Contribution or as to distributions.

(d) The General Partner shall have no liability for the repayment of the Capital Contributions.

(e) The General Partner of the Limited Partnership shall have the right to redeem or repurchase any Partnership Interest.

Section 3.05. *Liability of Partners.*

No Limited Partner shall be required to lend any funds to the Partnership or, after his or her Capital Contribution has been paid, to make any further Capital Contribution to the Partnership. The liability of any Limited Partner for the losses, debts, liabilities and obligations of the Partnership shall, so long as the Limited Partner complies with Section 5.01(b) be limited to his or her Capital Contribution and his or her share of any undistributed income of the Partnership. Notwithstanding the foregoing, it is possible that, under applicable law, a Limited Partner may be liable to the Partnership to the extent of previous distributions made to such Limited Partner if the Partnership does not have sufficient assets to discharge liabilities to its creditors who extended credit or whose claims arose prior to such distributions.

Section 3.06. *No Preemptive Rights.*

No Partner shall have any preemptive, preferential, or other right with respect to (a) additional Capital Contributions; (b) issuance or sale of Limited Partnership Interests; or (c) issuance or sale of any other securities that may be issued or sold by the Partnership or the Holding Company.

ARTICLE IV

DISTRIBUTIONS OF CASH; ALLOCATIONS OF INCOME AND LOSS

Section 4.01. *Definitions of Terms Relating to Allocations.*

"Accounting Net Income" or **"Accounting Net Loss"** means, for a period, Partnership net income (or loss) consolidated with the net income (or loss) of the Holding Company, as determined in accordance with generally accepted accounting principles.

"Adjusted Capital Contribution" means the initial capital contribution reduced to not less than zero by (i) Distributable Capital distributed to the Limited Partners as a class and (ii) Net Sale Proceeds distributed to the Limited Partners as a class.

"Calculation Period" means the twelve-month period ending with the close of the Distribution Period for which the calculation is to be made.

"Distributable Cash" for a Distribution Period means any cash that the General Partner in its sole discretion decides to distribute.

"Net Sale Proceeds" means Sale Proceeds plus any amounts held in Reserves that, due to the transaction giving rise to the Sale Proceeds, the General Partner determines to release from

Reserves, less (i) Partnership expenses directly attributable to the transaction giving rise to Sale Proceeds, and (ii) all Sale Proceeds maintained in or set aside as Reserves.

"Sale Proceeds" means Partnership receipts from the redemption, sale, partial liquidation, liquidation or other disposition of any ownership interest in the Holding Company.

Section 4.02. *Distributions of Cash.*

(a) Cash from operations, which will be distributed at the sole discretion of the General Partners shall be distributed as follows: (A) 90% to the Limited Partners and 10% to the General Partners until the aggregate amount of all cash the Limited Partners have received equals a cumulative, non-compounded annual rate of return equal to 10% of Adjusted Capital Contributions; (B) 85% to the Limited Partners and 15% to the General Partners of any additional cash distributed until the aggregate amount of cash the Limited Partners have received pursuant to Section 4.02(a)(A) and Section 4.02(a)(B) and, in excess of their adjusted capital contributions, pursuant to Section 4.03, equals a cumulative non-compounded annual rate of return equal to 12% of Adjusted Capital Contributions; (C) 80% to the Limited Partners and 20% to the General Partners of any additional cash distributed until the aggregate amount of cash distributed to the Limited Partners is received pursuant to Section 4.02(a)(A), Section 4.02(a)(B), and Section 4.02(a)(C) and, in excess of their Adjusted Capital Contribution, pursuant to Section 4.03 equals a cumulative non-compounded annual rate of return equal to 15% of Adjusted Capital Contributions; and (D) 75% of any additional cash is distributed to the Limited Partners and 25% is distributed to the General Partners. For purposes of this section, Adjusted Capital Contributions and percentage returns on Adjusted Capital Contributions shall be calculated on a non-compounded basis.

Section 4.03. *Distributions of Net Sale Proceeds.*

(a) Net Sale Proceeds will at the sole discretion of the General Partner be distributed to the Limited Partners as a class as follows: (i) 99% until they have received aggregate distributions equal to their Adjusted Capital Contribution; (ii) 90% of any additional Net Sale Proceeds until they have received aggregate distributions equal to their Adjusted Capital Contribution plus an amount which together with the amount distributed pursuant to Sections 4.02(a)(A) through 4.02(a)(C) equal to 10% per annum of Adjusted Capital Contributions on a cumulative, noncompounded basis; (iii) 85% of any additional Net Sale Proceeds until they have received aggregate distributions (including any distributions pursuant to this Section 4.03) equal to their Adjusted Capital Contribution plus an amount which together with the amount distributed pursuant to Sections 4.02(a)(A) through 4.02 (a)(c) is equal to 12% per annum of Adjusted Capital Contributions on a cumulative, noncompounded basis; (iv) 80% of any additional Net Sale Proceeds until they have received aggregate distributions (including any distributions pursuant to this Section 4.03) which together is the amount distributed pursuant to Sections 4.02(a)(A), 4.02(a)(B), and 4.02(a)(C), is equal to their adjusted capital plus an amount equal to 15% per annum of adjusted capital contributions on a cumulative, non-compounded basis; and (v) 75% of all additional Net Sale Proceeds. For purposes of this section, Adjusted Capital Contributions and percentage returns on Adjusted Capital Contributions shall be calculated on a daily basis.

Section 4.04. *Allocation of Income and Loss From Operations.*

(a) All income not arising from Sales Proceeds shall first be allocated to offset losses allocated pursuant to Section 4.04(c).

(b) All income not arising from Sale Proceeds in respect to a period shall be allocated in the same manner as cash is distributed (see Section 4.02(a)).

(c) Loss not arising from Sale Proceeds shall be allocated 99% to the Limited Partners as a class, and 1% to the General Partner.

Section 4.05. *Allocation of Income and Loss Arising From Sale Proceeds.*

(a) Income arising from Sales Proceeds shall first be allocated to offset losses allocated pursuant to Section 4.05(c).

(b) Income arising from Sale Proceeds shall then be allocated (i) in the same manner as cash arising from sales proceeds is distributed to the extent such Sales Proceeds represent gain from the sale (see Section 4.03(a)). In the event of any distribution of a Partnership asset or assets in liquidation, the capital accounts of Partners will be adjusted to reflect the manner in which unrealized Income or Loss inherent in the asset or assets would be allocated under Sections 4.04 and 4.05 assuming proceeds equal to the fair market value of the asset or assets.

(c) Loss arising from Sale Proceeds shall be allocated 99% to the Limited Partners as a class, and 1% to the General Partner.

Section 4.06. *Determination of Allocations and Distributions Among Limited Partners.*

(a) On each Distribution Date a determination shall be made of the amount of cash in the General Partner's sole discretion that is allocable to the Limited Partners.

(b) All allocations to the Limited Partners as a class pursuant to Section 4.04 shall be made among the Limited Partners in such ratios and amounts so as to reflect the aggregate amount of distributions of cash made to the Limited Partners pursuant to Section 4.06(d).

(c) All allocations to the Limited Partners as a class arising from Sale Proceeds shall be made among the Limited Partners in such ratios and amounts so as to reflect in the aggregate, the amount of the distributions of Net Sale Proceeds to the Limited Partners pursuant to Section 4.06(e).

(d) Distributions of cash will be made on the Distribution Date to Limited Partners as a class based on their holdings of Limited Partnership Interests on a basis within the Distribution Period in the ratio which (i) the number of Limited Partnership Interests held of record by each such Limited Partner as of the Record Date bears to (ii) the aggregate number of Limited Partnership Interests outstanding on such Record Date.

(e) Net Sale Proceeds which, in the sole discretion of the General Partner, will be distributed on the Distribution Date to the Limited Partners of record as of the Record Date in the ratio which (i) the number of Limited Partnership Interests held of record on such Record Date by each such Limited Partner bears to (ii) the aggregate number of Limited Partnership Interests outstanding on the Record Date.

Section 4.07. *Capital Accounts.*

(a) A separate Capital Account shall be maintained and adjusted for each Partner in accordance with the Code and the Regulations. Among the other adjustments required by Regulation §1.704-1(b)(2)(iv)(b), there shall be credited to each Partner's Capital Account the total amount of cash and the fair market value of any property such Partner has contributed to the Partnership (net of liabilities securing contributed property that the Partnership is considered to assume or take subject to Section 752 of the Code) and such Partner's distributive share of the Income of the Partnership; and there shall be charged against each Partner's Capital Account the

amount of (i) all cash distributed to such Partner, (ii) such Partner's distributive share of all Losses of the Partnership and (iii) the fair market value of any property distributed to such Partner (net of liabilities) securing contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code). Any person who acquires a Limited Partnership Interest from a Limited Partner will have a Capital Account or sub-account equal to that of the transferor; provided, however, that if the transfer causes a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, all Capital Accounts of Partners and the gross fair market values of Partnership properties shall be redetermined as of the date of such termination in accordance with Regulation §1.704-1(b)(2)(iv)(e) and (l). Such Capital Accounts and values shall also be redetermined in accordance with Regulation §1.704-1(b)(2)(iv)(f)(5) in connection with the contribution of money or other property (other than a *de minimis* amount) to the Partnership by a new or existing Limited Partner for a Limited Partnership Interest. After any such redetermination in connection with a Partnership contribution, subsequent allocations of gain, loss or other tax items with respect to Partnership properties shall take into account any variation between the adjusted tax basis and redetermined book value of such properties in the same manner as under Section 740(c) of the Code. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debts or credits thereto, are computed in order to comply with the Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts Distributable to any Limited Partner upon the dissolution of the Partnership.

(b) Upon the dissolution and termination of the Partnership, none of the partners including none of the General Partners will have any obligation to contribute to the Partnership any amount including the amount of any deficit balance in its Capital Account, as such

Capital Account may have been adjusted to include allocations in connection with any redetermination described in Section 4.07(a).

(c) If any unexpected adjustment, allocation or distribution as defined in Regulation §1.704-1(a)(2)(ii)(d)(4), (5) or (6), results in a deficit capital account balance for the General Partner or Limited Partner, such person shall be allocated items of gross income for federal income tax purposes in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. Any special allocations of items of income or gain pursuant to this Section 4.07(c) shall be taken into account in computing subsequent allocations of income pursuant to Article IV, so that the net amount of any item so allocated and the other Income or Loss items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to such Partner if such unexpected adjustments, allocations or distributions had not occurred.

Section 4.08. *Rights to Distributions.*

Each holder of Partnership Interests shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, his or her Capital Contributions and his or her share of Distributable Income, Net Sale Proceeds and Distributable Capital, and except as provided in Section 4.07(b), shall have no recourse therefor, upon dissolution or otherwise, against the General Partner or any Limited Partner. No Partner shall have any right to receive property other than cash upon dissolution and termination of the Partnership. All distributions pursuant to this Article IV are subject to the provisions of Section 3.04. The General Partner, in its sole discretion, shall have the right to determine the timing and amount, if any, of cash or other property to be distributed to each holder of Partnership Interests.

Section 4.09. *Allocations for Multiple Closing Dates.*

The Distributable Income, Net Sale Proceeds, Distributable Capital and Income and Loss properly attributable to such period shall be allocated among the Limited Partners who held of record a Limited Partnership Interest immediately preceding such Closing Date in the ratio that (i) the number of Limited Partnership Interests held of record by each such Limited Partner bears to (ii) the aggregate number of Limited Partnership Interests outstanding immediately preceding such Closing Date.

ARTICLE V

RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

Section 5.01. *Management of the Partnership.*

(a) The General Partner, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership and to carry out the purposes of the Partnership. In so doing, the General Partner shall use its best efforts to take all actions necessary or appropriate to protect the interests of the Limited Partners. All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. Except as otherwise provided in this Agreement, the General Partner shall have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

(b) No Limited Partner or Co-General Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership except that the Co-General partner may act in the capacity of investment advisor

and administrator with respect to the Limited Partners. No Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership except that the Co-General Partner may act in the capacity of investment advisor and administrator with respect to the Limited Partners. No Limited Partner or Co-General Partner shall have any power or authority with respect to the Partnership except insofar as the vote or Consent of the Limited Partners shall be expressly required or permitted by this Agreement.

Section 5.02. *Authority of the General Partner.*

(a) Subject to Sections 5.03 and 5.04, but otherwise without in any way limiting the power and authority conferred on the General Partner by Section 5.01(a), the General Partner, for and in the name and on behalf of the Partnership, is hereby authorized, without limitation:

(i) to negotiate for and enter into agreements to acquire, hold, sell and otherwise deal with investments in New West Bancshares and in Temporary Investments at such prices and upon such terms as it deems to be in the best interests of the Partnership, and the Limited Partners.

(ii) to acquire by purchase, lease, exchange or otherwise any real or personal property to be used in connection with the business of the Partnership.

(iii) to employ agents, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and operations of the Partnership and to pay fees, expenses and other compensation to such Persons;

(iv) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such

evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

(v) except as otherwise expressly provided herein, to determine the appropriate accounting method or methods to be used by the Partnership;

(vi) except as prohibited by this Agreement, to cause the Partnership to make or revoke any of the elections referred to in the Code or any similar provisions enacted in lieu thereof, including, but not limited to, those elections provided for in Code Sections 108, 709 and 1017;

(vii) to amend the Certificate or this Agreement to reflect the addition or substitution of Partners and to amend this Agreement as provided in Section 11.03;

(viii) to deal with, or otherwise engage in business with, or provide services to and receive compensation therefore from, any Person who has provided or may in the future provide any services to, lend money to, sell property to or purchase property from the General Partner or any of its Affiliates;

(ix) to obtain loans from the General Partner or its Affiliates, provided that the requirements of Section 5.03(d)(iii) are met;

(x) to borrow funds from a Financial Institution subject to requirements of any applicable regulatory restrictions;

(xi) to establish and maintain the Reserves in such amounts as it deems appropriate from time to time and to increase, reduce or eliminate the Reserves as it deems appropriate from time to time;

(xii) to invest all funds not immediately needed in the operation of the business including, but not limited to, (A) any portion of the Capital Contributions

prior to investment in New West Bancshares, (B) the Reserves or (C) Distributable Income and Net Sale Proceeds prior to their distribution to the Partners, provided, however, that any such funds may be invested only in Temporary Investments and, subject to any applicable regulatory restrictions, investments permissible for the Financial Institutions;

(xiii) subject to the restrictions under clause (ix) above, to borrow money from any lender on such terms as the General Partner determines, in its sole discretion, is appropriate;

(xiv) to engage in any kind of activity and to enter into, perform and carry out contracts of any kind necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, and

(xv) on behalf of the Partnership, to exercise all Partnership rights, and comply with all Partnership obligations, with respect to the Partnership's ownership interest in New West Bancshares.

(b) With respect to all of its obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such contracts, promissory notes, trust instruments, agreements, assignments, deeds, loan agreements, mortgages, deeds of trust, leases and such other documents as it deems proper, all on such terms and conditions as it deems proper.

(c) No Person dealing with the General Partner shall be required to determine the General Partner's authority to enter into any contract, agreement or undertaking on behalf of the Partnership or to determine any facts or circumstances bearing upon the existence of such authority.

Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identity of the General Partner or Limited Partner;

(ii) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or are in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document by or on behalf of the Partnership, or

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

Section 5.03. *Authority of General Partner and Its Affiliates to Deal with Partnership.*

(a) The General Partner and its Affiliates may, and shall have the right to provide goods and services to the Partnership, subject to the conditions set forth in Section 5.03(b).

(b) Except as otherwise expressly provided in this Agreement, the provision of any goods and services by the General Partner or its Affiliates to the Partnership shall be part of its or their ordinary and ongoing business, independent of the activities of the Partnership, and such goods and services being provided shall be reasonable for and necessary to the Partnership, shall be actually furnished to the Partnership, and shall be provided at the competitive price charged for such goods or services by independent parties for comparable goods and services in the same geographic location, and the provision of such goods and services in other respects shall meet the requirements of Section 5.03(c) and (d). The costs of verifying that the amounts paid to the General Partner or its Affiliates for such goods and services meet the foregoing standard will be an

expense of the Partnership. Nothing in this section shall be construed to prohibit or limit dealings between the Holding Company in which the Partnership has invested and Affiliates of the General Partner in accordance with the terms of this Agreement and in compliance with applicable laws.

(c) All goods and services provided by the General Partner or any Affiliates pursuant to Sections 5.03(b) and 5.05(f) shall be provided pursuant to a written contract, which contract precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty on sixty days' Notice to the General Partner by the vote of the Majority in Interest of the Limited Partners. Neither the General Partner nor any Affiliate shall, by the making of lump sum payments to any other Person for disbursement by such other Person, circumvent the provisions of Section 5.03(b), (c) or (d).

(d) The General Partner is prohibited from entering into any agreements, contracts or arrangements on behalf of the Partnership with the General Partner or any Affiliate of the General Partner under which:

(i) the General Partner or any Affiliate shall be given an exclusive right to sell, or exclusive employment to sell, a Partnership asset;

(ii) the Partnership or the Thrift and Loan lends money to the General Partner or any Affiliate of the General Partner or

(iii) The General Partner or any Affiliate of the General Partner makes a loan to the Partnership, which provides for a prepayment penalty or provides for an interest rate or other finance charges and fees which are in excess of the lesser of (A) amounts charged by unrelated banks on comparable loans to the Partnership or a Thrift and Loan or (B) the same rate as the General partner or such Affiliate paid to obtain the funds to make the loan to the Partnership.

(e) Notwithstanding any provisions of this Section 5.03, neither the General Partner nor any of its Affiliates receive any rebate or give-up, or participate in any reciprocal arrangement, which would circumvent the provisions of this Section 5.03.

(f) The validity of any transaction, agreement or payment involving the Partnership and any Affiliate of the General Partner otherwise permitted by the terms of this Agreement shall not be affected by reason of the relationship between the General Partner and such Affiliate or the approval of said transaction, agreement or payment by partners of the General Partner, all or some of whom may be officers or directors of or may otherwise be interested in or related to such Affiliate.

Section 5.04. *General Restrictions on Authority of the General Partner.* In exercising management authority and control of the Partnership, the General Partner, on behalf of the Partnership and in furtherance of the business of the Partnership, shall have the authority to perform all acts which the Partnership is authorized to perform. However, the General Partner shall not have any authority to:

(a) perform any act in violation of this Agreement or any applicable law or regulation thereunder;

(b) do any act required to be approved or ratified by all Limited Partners under the California Corporations Code without Consent of the Limited Partners, unless the right to do so is expressly otherwise given in this Agreement;

(c) sell or otherwise dispose of all or substantially all of the assets of the Partnership in a single transaction without the Consent of a Majority in Interest of the Limited Partners as provides in Section 10.02(a)(ii).

(d) borrow money from the Partnership;

(e) dissolve the Partnership without the Consent of a Majority in interest of the Limited Partners as provided in Section 10.02(a)(ii);

(f) possess Partnership property, or assign the Partnership's rights in specific Partnership property, for other than a Partnership purpose;

(g) admit a Person as a General Partner, except as provided in this Agreement;

(h) admit a Person as a Limited Partner, except as provided in this Agreement;

(i) sell, lease or lend Partnership assets to the General Partner or any Affiliate of the General Partner;

(j) underwrite the securities of other issuers;

(k) do any act which would make it impossible to carry on the ordinary business of the Partnership;

(l) knowingly perform any act that would subject any Limited Partner to liability as a General Partner in any jurisdiction;

(m) allocate any Income or Loss (or any item thereof) to any Partner if, and only to the extent that, such allocation will cause the determinations and allocations of Income or Loss (or any item thereof) provided for in Article IV hereof not to be permitted by Section 704(b) of the Code and the Regulations promulgated thereunder;

(n) confess a judgment against the Partnership;

(o) use Capital Contributions for any purpose other than (i) to establish or add to the Reserves, (ii) to invest in New West Bancshares and in Temporary Investments, (iii) to fund Partnership expenses, (iii) to pay sales commissions or when appropriate, referral fees (vi) to make distributions pursuant to Article IV or (vii) to make investments pursuant to Section 5.02(a)(xi);

(p) invest Partnership funds in any instruments, securities or assets other than shares of New West Bancshares and in Temporary Investments.

(q) merge the Partnership into or with any other partnership, corporation or other entity without the Consent of a Majority in Interest of the Limited Partners as provided in Section 10.02(a)(iv);

Section 5.05. *Compensation and Fees.*

(a) Except as provided in this Agreement, or as otherwise approved by a Majority in Interest of the Limited Partners, the General Partner will receive annual supervision and management fee in the amount of $90,000. Such payments will be made as adequate funds in the partnership become available or as deemed prudent to do so by the General Partner. Should such payments not be paid during any year, such payments shall accrue accordingly.

(b) Sales commissions or when appropriate, referral fees of up to 10% will be paid to those individuals or entities, who are instrumental in placing limited partnership interests. If the minimum subscription of $650,000 is achieved, those commissions and fees would equal $65,000. If the maximum subscriptions of $2,500,000 is achieved, those commissions and fees could equal a maximum amount of $250,000. The General Partner anticipates that the Co-General, will receive referral fees of less than $250,000, based on the placement of up to $2.5 million.

(c) Subject to Section 5.05(d), the Partnership will reimburse the General Partner travel expenses incurred by them on Partnership business, direct out-of-pocket fees, expenses and charges paid by them to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing and public relations services, expenses of preparing and distributing reports to Limited Partners, an allocable portion of the salaries and fringe benefits of

employees of the General Partner or its Affiliates, insurance premiums (including premiums for liability insurance which will cover the Partnership, the General Partner and its general partners, subject to the limitation in Section 5.09(a)), the cost of compliance with all state and federal regulatory requirements and charges and other payments to third parties for services rendered to the Partnership. Any reimbursements pursuant to this provision shall be made only upon presentation to the Partnership of a written statement setting forth each item for which reimbursement is being sought and stating that such reimbursement is not in excess of the lower of actual costs or the amount the Partnership would be required to pay independent third parties for comparable services in the same geographic location.

(d) Neither the Partnership nor any Thrift and Loan in which it has an ownership interest will reimburse the General Partner or its Affiliates for any items of general overhead, including, but not limited to, rent, utilities or the use of computers, office equipment or other capital items owned by the General Partner or its Affiliates. Neither the Partnership nor any Thrift and Loan in which the Partnership has an ownership interest will reimburse the General Partner for any salaries or fringe benefits of any officer or director regardless of whether such persons provide services to the Partnership except that Kimberly A. Petrini may be compensated by New West Bancshares, Inc. or New West Thrift and Loan in her capacity as Chairman and Chief Executive Officer.

(e) If called upon to do so by the Limited Partners, accountants for the Partnership will verify on the basis of generally accepted auditing standards that any amounts reimbursed by the Partnership pursuant to Section 5.05(c) were incurred by the General Partner or its Affiliates in connection with the conduct of the business and affairs of the Partnership or the acquisition and management of its assets and were permissible reimbursements pursuant to

Section 5.05(c); provided, however, the accountants shall not be required to determine the amount that would be charged by independent third parties for comparable services in the same geographic location.

(f) Affiliates of the General Partner may perform services for the Holding Company and the Thrift and Loan in which the Partnership has an ownership interest and are entitled to receive compensation therefor, provided the fees charged therefor shall be reasonable, shall be at least as favorable to the Holding Company and the Thrift and Loan as those that would be generally charged by independent third parties providing comparable services and shall not exceed the amount permitted by applicable regulatory authorities, and that the services shall have actually been performed. The costs of verifying that the amounts paid to Affiliates of the General Partner for such services meet the foregoing standard will be an expense of the Partnership. All services performed under this Subsection (f) shall be subject to the requirements of Section 5.03(c). The restrictions contained in this Subsection (f) shall not apply to the payments to the General Partner described in Subsection (b) above.

Section 5.06. *Duties and Obligations of the General Partner.*

(a) The General Partner shall devote to the affairs of the Partnership such time as it deems necessary for the proper performance of its duties under this Agreement, but neither the General Partner, its partners nor any officers or directors of its partners shall be expected to devote full time to the performance of such duties.

(b) The General Partner shall take such action as may be necessary or appropriate for the continuation of the Partnership's valid existence under the laws of the State of California and will qualify or form the Partnership under the laws of each other jurisdiction, if any,

in which such qualification or formation is necessary in order to enable the Partners to conduct the business in which it proposes to engage, which is the ownership of shares of New West Bancshares, where the failure to so qualify or be formed might result in material adverse consequences to the Partnership, the General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of California and in the proper office or offices in each other jurisdiction in which the Partnership is qualified, such certificates, including limited partnership and fictitious name certificates, and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction.

(c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

(d) The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in the General Partner's possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall take all steps necessary to insure that the funds of the Partnership are not commingled with the funds of any other entity.

Section 5.07. *Delegation of Authority.* Subject to the provisions of this Article V, the General Partner may delegate all or any of its powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform

any acts or services for the Partnership as the General Partner may approve. However, if such Person is the Co-General Partner or a Limited Partner, the General Partner shall immediately notify the appropriate financial regulatory authorities for prior written consent except for administrative and investment advisory services to the Limited Partners, which may be provided by the Co-General Partner.

Section 5.08. *Other Activities.*

(a) The General Partner and its Affiliates may engage in or possess interests in other business ventures of every kind and description for their own accounts, including, without limitation, serving as general partner of other partnerships which own, either directly or through interests in other partnerships or investments in Financial Institutions. Neither the Partnership or the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful, improper or a breach of fiduciary duty.

Section 5.09. *Limitation on Liability of the General Partner, Initial Partner and Affiliates; Indemnification.*

(a) The General Partners nor their Affiliates shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any of the Limited Partners for any act or omission performed or omitted by such General Partners or Affiliates in good faith and in the best interests of the Partnership, provided that such General Partners or Affiliates' conduct did not constitute Cause. The Partnership shall indemnify and hold harmless the General Partners and their

Affiliates against and for any loss, liability or damage incurred by any of them or the Partnership by reason of any act performed or omitted to be performed by them in good faith and in a manner reasonably believed by them to be in the Partnership's best interest, in connection with the business of the Partnership including all judgments, costs and attorneys' fees and any amounts expended in settlement of any claims of liability, loss or damage, provided that the indemnified Person's conduct did not constitute Cause. The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner shall have any personal liability on account thereof. Notwithstanding any provision of this subsection to the contrary, the General Partner shall be presumed to be personally liable to creditors for the debts of the Partnership.

Section 5.10. *Special Amendments to the Agreement.*

(a) Any provision to the contrary herein notwithstanding, the General Partner may, without the consent of the Limited Partners, amend Article IV of this Agreement on the advice of tax counsel and the Accountants, and upon Notice to the Limited Partners mailed twenty days prior to the proposed effectiveness of such amendment (unless earlier effectiveness is required by law) only to the extent necessary to ensure compliance with the Code and Regulations then in effect; provided that such amendments do not materially adversely affect the interests of the Limited Partners in the reasonable determination of the General Partner.

(b) New allocations made by the General Partner in reliance upon the advice of tax counsel and the Accountants pursuant to Subsection (a) of this section shall be deemed to be made pursuant to the fiduciary obligation of the General Partner to the Partnership, the Limited Partners and no such new allocation shall give rise to any claim or cause of action by any Limited Partner.

(c) The General Partner may take such action as it deems necessary or appropriate in order to preserve the status of the Partnership as a partnership rather than an association taxable as a corporation for federal income tax purposes.

ARTICLE VI

CHANGES IN GENERAL PARTNERS

For purposes of Article VI the term "General Partner" shall mean the General Partner or the Co-General Partner.

Section 6.01. *Withdrawal of General Partner.*

(a) The General Partner may withdraw voluntarily from the Partnership or sell, transfer or assign all or a portion of its Partnership Interest as General Partner only if a substitute General Partner has been admitted in accordance with the conditions of Section 6.02.

(b) If the General Partner withdraws voluntarily from the Partnership, (I) the Partnership shall acquire the General Partner's Partnership Interest at the then fair market value of such Partnership Interest or, at the option of the General Partner, (ii) the General Partner may have its Partnership Interest converted to a Limited Partnership Interest as provided in Section 6.04(b). The then fair market value of such Partnership Interest and the method of payment shall be as provided in Section 6.03(b).

Section 6.02. *Admission of a Successor or Additional General Partner.* The General Partner may at any time designate additional Persons to be General Partners, whose Partnership Interest in the Partnership shall be such as shall be agreed upon by the General Partner and such

additional General Partners, provided that the Partnership Interests of the Limited Partners shall not be reduced thereby. A Person shall be admitted as a General Partner of the Partnership only if each of the following conditions is satisfied:

(a) the admission of such Person shall have received the Consent of a Majority in Interest of the Limited Partners as a class;

(b) such Person shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart hereof, such documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner shall have been filed for recording and all other actions required by law in connection with such admission shall have been performed;

(c) if such Person is a corporation, it shall have provided the Partnership evidence satisfactory to counsel to the Partnership or General Partner of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement;

(d) the Partnership shall have received an opinion of counsel that the admission of such Person is in conformity with the California Corporations Code and that none of the actions taken in connection with the admission of such Person is in violation of the California Corporations Code;

(e) the Partnership shall have received an opinion from counsel or its accountants that the Person to be admitted has sufficient net worth when combined with that of the other General Partners, if any, and meets all other published requirements of the Internal Revenue Service relating to general partners necessary to assure that the Partnership will continue to be classified as a partnership for federal income tax purposes; and

(f) Prior written consent is obtained from the appropriate financial regulatory agencies.

Section 6.03. *Removal of a General Partner.*

(a) Subject to Section 10.02, a super majority in interest consisting of 67% in Interest of the Limited Partners acting together as a class, without the Consent or other action by any General Partner, including the General Partner to be removed, may remove any General Partner and, subject to the provisions of Sections 6.02 and 8.01(a), may elect a replacement therefor. After the Limited Partners vote to remove a General Partner pursuant to this section, they shall provide the removed General Partner with Notice thereof, which Notice shall set forth the date upon which such removal is to become effective, which date shall be no earlier than the date upon which the General Partner receives such Notice.

(b) If the General Partner resigns or is removed, the Partnership shall acquire the General Partner's Partnership Interest at the then fair market value of such Partnership Interest or, at the option of the General Partner, (ii) the General partner may have its Partnership Interest converted to a Limited Partnership Interest as provided in Section 6.04(b). The then fair market value of such Partnership Interest shall be determined by agreement of the removed General Partner and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association, which determination shall be final and binding on all parties. The expense of arbitration shall be borne equally by the removed General Partner and the Partnership. The method of payment to the removed General Partner may be in cash or a promissory note with a term of no more than five years with equal annual installments; provided that such note will become due and payable when the last asset held by the Partnership is sold. Such

promissory note (i) will bear interest at the then current market interest rate available to the Partnership from an unrelated bank, and which (ii) may be prepaid at any time without penalty.

Section 6.04. *Effect of Incapacity of a General Partner.*

(a) In the event of the incapacity of the General Partner, the business of the Partnership shall be continued by any other General Partner; provided, however, that if the Incapacitated General Partner is then the sole General Partner, the provisions of Section 8.01(a)(i) shall be applicable.

(b) Upon the Incapacity of the General Partner, such General Partner shall immediately cease to be a General Partner and (i) the partnership shall acquire the General Partner's Partnership Interest at the then fair market value of such Partnership Interest or, at the option of the General Partner, (ii) the General Partner may have its Partnership Interest converted to a Limited partnership Interest as provided in this Section 6.04(b). The then fair market value of such Partnership Interest shall be determined by agreement of the incapacitated and removed General Partner and the Partnership, or, if they cannot agree, by arbitration in accordance with the then current rules of the American Arbitration Association which determination shall be final and binding on all parties. The expense of arbitration shall be borne equally by the incapacitated and removed General Partner and the Partnership. The method of payment to the incapacitated and removed General Partner may be in cash or a promissory note with a term of no more than five years with equal annual installments; provided that such note will become due and payable when the last asset held by the Partnership is sold or repaid within the five (5) year period of the Note. Such promissory note (i) will bear interest at the then current market interest rate available to the Partnership from an unrelated bank, and which (ii) may be prepaid at any time without penalty. To

the extent that the Partnership Interest of the Incapacitated General Partner is not so assigned and transferred, acquired or repurchased pursuant to this Section 6.04(b), such General Partner's Partnership Interest shall be converted into that of a Limited Partner, with the same rights under Article IV as before to share in Income, Loss, Distributable Cash and Net Sale Proceeds. However, any General Partner which becomes a Limited Partner pursuant to this Section shall not have the right to participate in the management of the affairs of the Partnership or to vote on any matter requiring the Consent of the Limited Partners, and shall not be entitled to any portion of the Income, Loss, Distributable Cash or Net Sale Proceeds payable to the class comprised of Limited Partners. Nothing in this section shall affect any rights, including the rights to the payment of any fees under this Agreement, of the Incapacitated General Partner which matured or were earned prior to the incapacity of such General Partner. Such Incapacitated General Partner shall remain liable for all obligations and liabilities incurred by it as General Partner before such incapacity shall have become effective, but shall be free from any obligations or liability as General Partner incurred on account of the activities of the Partnership from and after the time such Incapacity shall have become effective.

(c) If, at the time of Incapacity of the General Partner, the Incapacitated General Partner was not the sole General Partner of the Partnership, the remaining General Partner or Partners shall immediately (i) give Notice to the Limited Partners of such Incapacity and (ii) prepare such amendments to this Agreement and the Certificate and execute and file for recording such amendments or documents or other instruments necessary to reflect the assignment, transfer, termination or conversion (as the case may be) of the Partnership Interest of the Incapacitated General Partner.

(d) All parties hereto hereby agree to take all actions and to execute all documents necessary or appropriate to effect the foregoing provisions of this section.

ARTICLE VII

TRANSFERABILITY OF LIMITED PARTNERS' INTERESTS

No transfers of Limited Partnership interests can be made without the consent of the General Partner, which consent can be withheld at the General Partner's complete discretion. A transferee cannot be admitted as a substitute Limited Partner without the consent of the General Partner, which consent can be withheld at the General Partner's complete discretion.

Section 7.01. *Restrictions on Transfers of Interests of Limited Partners.*

(a) If any sale, assignment, pledge or transfer of a Limited Partnership Interest when considered with all other sales, assignments, pledges or transfers of Partnership Interests within the previous twelve-month period, may result in the transfer (within the meaning of Section 708 of the Code and Regulations promulgated thereunder) of more than 45% of the Partnership Interests as determined by the General Partner, then the sale, assignment, pledge or transfer of a Limited Partnership Interest may be suspended or deferred by the General Partner; provided, however, that the General Partner will have no obligation to suspend or defer any such sale, assignment, pledge or transfer. The seller, assignor, pledgor or transferor shall be notified of such deferral, and any transaction deferred pursuant to this provision shall be effected in chronological order to the extent practical) as of the first day of the next succeeding period as of which such transaction can be effected without either termination of the Partnership for tax

purposes or any material adverse effects from such termination. In the event transactions are suspended, the General Partner shall promptly issue a notice to the Limited Partners regarding the suspension as soon as practical and, upon the lifting of such suspension, promptly issue notice to the Limited Partners regarding the lifting of such suspension.

(b) Limited Partner may assign his or her Limited Partnership Interests only by a duly executed written instrument of assignment, the items of which are not in contravention of any of the provisions of this Agreement. Within thirty days after an assignment of Limited Partnership Interests which occurs without a transfer of record ownership of such Limited Partnership Interests, the assignor shall give notice of such assignment to the General Partner.

Section 7.02. *Assignees of Limited Partners.*

(a) If a Limited Partner dies, his or her executor, administrator or trustee, or, if he or she is adjudicated incompetent, his or her committee, guardian or conservator, or, if he or she becomes bankrupt, the trustee or receiver of his or her estate, may exercise all the rights of a Limited Partner for the purpose of settling or managing his or her estate and such power as the deceased or incompetent Limited Partner possessed to assign all or any part of his or her Limited Partnership Interests and to join with the assignee thereof in satisfying any conditions precedent to such assignee becoming a Limited Partner. The Incapacity of a Limited Partner shall not dissolve the Partnership.

(b) The Partnership need not recognize for any purpose any assignment of all or any fraction of the Limited Partnership Interests of a Limited Partner unless there shall have been filed with the Partnership and recorded on the Partnership's books a duly executed and acknowledged counterpart of the instrument effecting such assignment, and unless such instrument

evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement, contains a representation that such assignment was made in accordance with all applicable laws and regulations (including any investor suitability requirements) and in all other respects is satisfactory in form and substance to the General Partner.

(c) Any Limited Partner who shall assign all of his or her Limited Partnership Interests shall not cease to be a Limited Partner unless and until a Limited Partner is admitted in his or her place.

(d) An assignee of Limited Partnership Interests may become a Limited Partner only if each of the following conditions is satisfied:

(i) instrument of assignment sets forth the intentions of the assignor that the assignee succeed to the assignor's Limited Partnership Interest in his or her place;

(ii) the assignee shall have fulfilled the requirements of Subsection (b) of this section and Section 11.03(b);

(iii) the assignee shall have paid all reasonable legal fees and filing costs incurred by the Partnership in connection with his or her substitution as a Limited Partner; and

(iv) the assignee shall have received the Consent of the General Partner, which Consent the General Partner may withhold in its sole discretion.

(e) An Assignee of Limited Partnership Interests who does not become a Limited Partner and who desires to make a further assignment of his or her Limited Partnership Interests shall be subject to all of the provisions of this Article VII to the same extent and in the same manner as a Limited Partner desiring to make an assignment of Limited Partnership Interests.

Section 7.03. *Joint Ownership of Interests.*

Subject to the other provisions of this Agreement, a Limited Partnership Interest may be acquired by two or more Persons, who shall, at the time they acquire such Limited Partnership Interest, indicate to the Partnership whether the Limited Partnership Interest being held by them as joint tenants with the right of survivorship, as tenants-in-common or as community property. In the absence of any such designation, joint owners shall be presumed to hold such Limited Partnership Interest as tenants-in-common. The consent of such joint owners shall not require the action or vote of all owners of any such jointly held Limited Partnership Interest.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

Section 8.01. *Events Causing Dissolution.*

(a) The Partnership shall dissolve upon the happening of any of the following events:

(i) ninety days following the Incapacity of a General partner who is at that time the sole General Partner, unless a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of Incapacity of the General Partner, of a successor General Partner satisfying the standards set forth in Section 6.02;

(ii) the passage of 180 days after the sale or other disposition of all investments in the Holding Company and substantially all other assets, if any, held by the Partnership;

(iii) the election by a Super-majority in Interest of the Limited Partners pursuant to Section 10.02(a)(iii) or the election by the General Partner to dissolve the Partnership pursuant to Section 5.04(e) with the Consent of a Majority in Interest of the Limited Partners thereto;

(iv) the expiration of the term of the Partnership specified in Section 2.04; or

(v) any other event causing the dissolution of the Partnership under the laws of the State of California.

(b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until a certificate of cancellation is filed with the California Secretary of State and the assets of the Partnership are distributed as provided in Section 8.02. Notwithstanding the dissolution of the Partnership, and prior to the termination of the Partnership, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

(c) The obligations imposed on the General Partner by Article IX of this Agreement will cease upon the termination of the Partnership.

Section 8.02. *Liquidation*

(a) Upon dissolution of the Partnership, unless all of the Partners elect to reform the Partnership, the General Partner shall liquidate the assets of the Partnership and shall apply and distribute the proceeds thereof as contemplated by this section and Article IV and cause the cancellation of the Certificate in accordance with the California Corporations Code. If there is no General Partner, a Majority in Interest of the Limited Partners may elect a liquidator to liquidate the assets of the Partnership and perform the functions of the General Partner set forth in this section.

(b) After payment of the expenses of the liquidation and of liabilities owing to creditors of the Partnership (including the repayment of any loans from the General Partner or its Affiliates made in compliance with this Agreement), the General Partner may set aside as a reserve such amount as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership which may be paid over by the General Partner to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the General Partner may deem advisable, the amount in such reserve shall be distributed in the manner set forth in Section 4.03 among the Partners who would have been entitled to receive such amounts had such amounts not been placed in such reserves.

(c) Notwithstanding the foregoing, if the General Partner or liquidator shall determine that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, the General Partner or liquidator, may, after giving Notice to the Limited Partners, and to the extent not then prohibited by any applicable law of any jurisdiction in which the Partnership is then formed or qualified, defer liquidation and withhold from distribution for a

reasonable time any assets of the Partnership, except those assets necessary to satisfy the Partnership's debts and obligations.

(d) After making the distributions described above, upon the final liquidation and dissolution of the Partnership, liquidating distributions shall be made in accordance with the positive Capital Account balances of the Partners as determined after taking into account all capital account adjustments for the Partnership taxable year during which the liquidation occurred, and subject to the limit on restoration of any negative balance in the General Partner's Capital Account pursuant to Section 4.07(b).

(e) All proceeds will be distributed before the later of the end of the taxable year of the liquidation or a date ninety days after the date of liquidation, except to the extent any reserve reasonably required under Section 8.02(b) is retained by the Partnership.

ARTICLE IX

BOOKS AND RECORDS, ACCOUNTING, REPORTS AND TAX ELECTIONS

Section 9.01. *Books and Records.*

The Partnership shall maintain at the principal office of the Partnership, the Partnership's books and records. The Partnership records shall be available during ordinary business hours for examination and copying there at the reasonable request, and at the expense, of any Partner or his or her duly authorized representative, or copies of such records may be requested in writing by any Partner or his or her duly authorized representative, provided that the reasonable costs of fulfilling such request, including copying expenses, shall be paid by the Partner making such request. The Partnership records shall include the following:

(a) a current list of the full name, last known home or business address and Partnership Interest of each Partner set forth in alphabetical order;

(b) a copy of this Agreement and the Certificate, together with executed copies of any powers of attorney pursuant to which such Certificate, and any amendments thereto, have been executed;

(c) copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three most recent years; and

(d) copies of all financial statements of the Partnership for the three most recent years.

Section 9.02. *Accounting Basis and Fiscal Year.*

The books of the Partnership initially shall be kept on the accrual method. The Partnership will use a fiscal year identical to its taxable year. Unless permission is granted by the Internal Revenue Service to use a taxable year other than the calendar year, the Partnership will use a calendar year taxable year.

Section 9.03. *Reports.*

(a) Within seventy-five days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner at any time during the year then ended such tax information relating to the Partnership as shall be necessary for the preparation by such Limited Partner of his or her federal income tax return and required state income and other tax returns.

(b) Within one hundred twenty days after the end of each fiscal year, the General Partner shall send to each Person who was a Limited Partner at any time during the year then ended a report including (i) financial statements of the Partnership for such year, which will include the balance sheet as of the end of such year and statements of income, prepared in accordance with generally accepted accounting principles and (ii) audited financial statements of the operations and financial positions of the Holding Company.

Section 9.04. *Designation of Tax Matters Partner.*

The General Partner is hereby authorized to designate itself or any other General Partner, as provided in Section 6231 of the Code and the Regulations promulgated thereunder, "Tax Matters Partner". Each Partner, by execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.

Section 9.05. *Loss of Tax Matters Partner.*

The Partnership shall reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, and shall indemnify it for claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses and indemnification shall be made before any distributions are made from Distributable Cash or Net Sale Proceeds. Neither the General Partner, nor any Affiliate, nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in

connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner. The provisions on limitations of liability of the General Partner and indemnification set forth in Section 5.09 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

ARTICLE X

VOTING RIGHTS OF LIMITED PARTNERS

Section 10.01. *Meetings and Consents.*

(a) The General Partner may call a meeting of the Limited Partners for any purpose or call for a vote of the Limited Partners without a meeting or otherwise solicit the Consent of the Limited Partners at any time and the General Partner shall call for such a meeting or vote without a meeting or solicit the Consents of the Limited Partners upon receipt of a written request for such a meeting, vote or solicitation signed by 10% or more in interest of the Limited Partners. Any such request shall state the purpose of the proposed meeting and the matters proposed to be acted upon at such meeting, and no matter may be acted upon at the meeting other than as set forth in such request or as otherwise permitted by the General Partner. Meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner or, if the meeting is called upon the request of the Limited Partners, as designated by such Limited Partners.

(b) Whenever Partners are required or permitted to take any action at a meeting, Notice of the meeting or Notice of the solicitation of Consents shall be given not less than 10, nor more than 60 days before the date of the meeting in person or by mail to each Limited

Partner entitled to vote at the meeting at his or her record address, or at such other address which he or she may have furnished in writing to the General Partner. The Notice of a meeting shall state the place, date and hour of the meeting and shall indicate that the Notice is being issued at the direction of, or by, the Partner(s) calling the meeting. Each Notice of meeting or solicitation of Consent shall state the record date established in Subsection (c) of this section and state the purpose of the meeting or solicitation of Consent. If a meeting is adjourned to another time or place, and if an announcement of the adjournment, the time and place is made at the meeting, it shall not be necessary to give Notice of the adjourned meeting. The presence in person or by proxy of at least 50% in interest of the Limited Partners considered as a class shall constitute a quorum at all meetings of the Partners; provided, however, that if no such quorum is present, a Majority in Interest of the Limited Partners considered as a class so present or so represented may adjourn the meeting from time to time without further Notice, until a quorum shall have been obtained. No Notice of the time, place or purpose of any meeting of Limited Partners need be given (i) to any Limited Partner who attends in person or is represented by proxy, except for a Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, or (ii) to any Limited Partner entitled to such Notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such Notice.

(c) Upon written request to the General Partner by any Person entitled to call a meeting of Partners, the General Partner immediately shall give cause Notice to be given to the Partners entitled to vote that a meeting will be held at a time requested by the person calling the meeting, not less than 10, nor more than 60 days, after the receipt of the request. If the Notice is

not given within 20 days after receipt of the request, the Person entitled to call the meeting may give the Notice as provided by Section 15637 of the California Corporation Code.

(d) For the purpose of determining the Limited Partners entitled to vote at any meeting of the Limited Partners or any adjournment thereof, or to act by written Consent without a meeting, the General Partner, the Limited partners requesting such meeting or vote pursuant to Section 10.03(a) may fix, in advance, a date as the record date of any such determination of Limited Partners. Such date shall not be more than sixty days nor less than fifteen days before any such meeting or not more than sixty days prior to the initial solicitation of Consents from the Limited Partners.

(e) At each meeting of Limited Partners, the Limited Partners present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

Section 10.02. *Voting Rights of Limited Partners.*

(a) Subject to Section 10.03, a Majority in Interest of the Limited Partners, without the concurrence of the General Partner, or at a meeting or by vote without a meeting may: (i) amend this Agreement, provided that the concurrence of the General Partner shall be required for any amendment to this Agreement which modifies the compensation or distributions to which the General Partner is entitled or which affects the duties of the General Partner, (ii) approve or disapprove the sale or other disposition of all or substantially all of the Partnership's assets in a single transaction in the circumstances provided by Section 5.04(c); (iii) merge the Partnership into or with any other partnership, corporation or other entity; and (iv) approve or disapprove the distribution of Partnership assets, other than cash, to Partners. Amendments to this Agreement

may be proposed at any time by a writing signed by 10% or more in interest of the Limited Partners.

(b) Subject to Section 6.03 a Super Majority in Interest consist of 67% of majority in interest of Limited Partners, without concurrence of a General Partner, may (i) remove any General Partner and elect a successor therefor, which successor shall become a General Partner only in accordance with Section 6.02 and (ii) dissolve the partnership.

(c) A Limited Partner shall be entitled to cast one vote for each Limited Partnership Interest which he or she owns, at a meeting, in person, by written proxy or by a signed writing directing the manner in which he or she desires that his or her vote be cast, which writing must be received by the General Partner prior to the adjournment of such meeting. Every proxy must be signed by the Limited Partner or his or her attorney-in-fact. No proxy shall be valid after the expiration of twelve months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it by Notice to the Person to whom the proxy was given prior to the time such proxy was acted upon. Written Consents may be irrevocable if stated in a writing delivered to the Limited Partners at the time at which their Consent is solicited. Only the votes or Consents of Limited Partners of record on the record date established pursuant to Section 10.01(d), whether at a meeting or otherwise, shall be counted. The General Partner shall not be entitled to vote in its capacity as General Partner. The laws of the State of California pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by the Limited Partners, except to the extent such laws are inconsistent with this Agreement.

(d) Reference in this Agreement to a specified percentage in interest of the Limited Partners means the Limited Partners whose combined Capital Contributions represent the specified percentage of the Capital Contributions of all Limited Partners.

Section 10.03. *Opinion Regarding Effect of Action by Limited Partners.* Prior to any vote or Consent by Limited Partners that might (i) materially affect the tax status of the Partnership, (ii) impair the limited liability of the Limited Partners, or (iii) result in the dissolution or termination of the Partnership, the Partnership will provide Limited Partners written advice from counsel as to the possible and most likely consequences of such vote or Consent with respect thereto.

Section 10.04. *Other Activities.* Except as provided in Section 11.04, the Limited Partners may engage in or possess interests in other business ventures of every kind and description for their own accounts, including without limitation, serving as general or limited partners or other partnerships. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such business ventures or to the income or profits derived therefrom.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01. *Appointment of the General Partner as Attorney-in-Fact.*

(a) Each Limited Partner by the execution of this Agreement irrevocably constitutes and appoints, with full power of substitution, the General Partner as his or her true and lawful attorney-in-fact with full power and authority in his or her name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public office such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

(i) all certificates and other instruments (including counterparts of this Agreement), an any amendments thereof, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the California Corporations Code on the date thereof) in a jurisdiction in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary to protect the limited liability of the Limited Partners;

(ii) any other instrument or document which may be required to be filed by the Partnership under federal law or under the laws of any state in which the General Partner deems it advisable to file;

(iii) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the General Partner deems appropriate to

reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

(iv) any instrument or document, including amendments to this Agreement, which may be required to effect the continuation of the Partnership, the admission of a Limited Partner or an additional or successor General Partner or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement) or to reflect any reductions in amount of Capital Accounts.

(b) The appointment of the General Partner as attorney-in-fact by each Limited Partner is irrevocable and shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and such power shall survive the incapacity of any Person hereby giving such power and the transfer or assignment of all or any part of the Limited Partnership Interests of such Person; provided, however, that in the event of a transfer by a Limited Partner of all or any part of his or her Limited Partnership Interests, foregoing power of attorney shall survive such transfer only until such time as the transferee is admitted to the Partnership as a Limited Partner and all required documents and instruments are duly executed, filed and recorded to effect such substitution.

Section 11.02. *Signatures.*

Each Limited Partner and any additional or successor General Partner shall become a signatory

hereto by signing such number of counterpart signature pates to this Agreement and such other instrument or instruments in such manner and at such time as the General Partner shall determine. By so signing, each Limited Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted and to have agreed to be bound by, all the provisions of this Agreement, as amended from time to time; provided, however, that no such counterpart shall be binding unless and until it has been accepted by the General Partner.

Section 11.03. Amendments

(a) This Agreement may be amended from time to time by the General Partner with the Consent of the Limited Partners as provided herein. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement or the Certificate from time to time by the General Partner, without the Consent of the Limited Partners (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner in this Agreement, (ii) to cure any ambiguity or correct or supplement any provision in this Agreement which may be inconsistent with the manifest intent of this Agreement, if such amendment is not materially adverse to the interests of Limited Partners in the sole judgment of the General Partner, (iii) to delete or add to any provision of this Agreement required to be deleted or added to based upon comments by the staff of any federal agency or by a state securities commissioner; (iv) to delete, add or revise any provision of this Agreement that may be necessary or appropriate, in the General Partner's judgment, to insure that the Partnership will be treated as a partnership and that each Limited Partner will be treated as a Limited Partner for

federal income tax purposes; and (v) to reflect the withdrawal, removal or admission of Partners; provided, however, that no amendment shall be adopted pursuant to this section unless the adoption thereof (A) is consistent with Section 5.01 and is not prohibited by Section 5.04; (B) does not affect the distribution of Distributable Cash or Net Sale Proceeds or the allocation of Income or Loss; (C) does not, in the sole judgment of the General Partner after consultation with legal counsel, affect the limited liability of the Limited Partners or cause the Partnership not to be treated as a partnership for federal income tax purposes; and (D) does not amend Subsections (a) and (d) of this section.

(b) If this Agreement shall be amended as a result of substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner, the Person to be substituted and the assigning Limited Partner. If this Agreement shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by any other General Partners and by such additional General Partner. If this Agreement shall be amended to reflect the withdrawal of a General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner and by the remaining or successor General Partner. In the event the withdrawing General Partner or the assigning Limited Partner does not sign such an amendment within 30 days following its withdrawal or substitution, the remaining or successor General Partners are hereby appointed by the withdrawing General Partner or the assigning Limited Partner as its attorney-in-fact for purposes of signing such amendment.

(c) In making any amendments, there shall be prepared and filed by the General Partner for recording such documents and certificates as shall be required to be prepared and filed under the California Corporations Code and in any other jurisdictions under the laws of which the Partnership is then qualified or formed.

(d) No amendment may be made to this Agreement which shall reduce in any manner the amount of or delay the timing of distributions with respect to any Limited Partnership Interest without the Consent of such Limited Partner.

Section 11.04. *Ownership by the Limited Partners of General Partners or Their Affiliates.* No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in any General Partner or in any Affiliate of any General Partner if such ownership by itself or in conjunction with the stock or other interest owned by other Limited Partners would, in the opinion of legal counsel, jeopardize the classification of the Partnership as a partnership for federal income tax purposes. Each Limited Partner shall promptly supply any information requested by the General Partner in order to establish compliance by such Limited Partner with the provisions of this section.

Section 11.05. *Binding Provisions.*
The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

Section 11.06. *Applicable Law.*
This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

Section 11.07. *Separability of Provisions.*

Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 11.08. *Captions.*

Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 11.09. *Entire Agreement.*

This Agreement, together with the Exhibits attached hereto, sets forth all, and is intended by all parties to be an integration of all, of the promises, agreements and understandings among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no promises, agreements or understandings, oral or written, express or implied, among them other than as set forth, incorporated or contemplated in this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day of

April 9, 1996.

GENERAL PARTNER: Golden Bear Financial

BY: ______________________
President

CO GENERAL PARTNER: Cole Financial Ventures

BY: ______________________
President

<u>SCHEDULE A</u>

GENERAL PARTNER:	GOLDEN BEAR FINANCIAL 851 IRWIN STREET, #301 SAN RAFAEL, CA 94901	$ 0
CO-GENERAL PARTNER:	COLE FINANCIAL VENTURES 851 IRWIN STREET, #301 SAN RAFAEL, CA 94901	$ 0
INITIAL LIMITED PARTNERS:	DR. DEBORAH MILENKOVITCH 30 WEST 86TH STREET NEW YORK, NY 10024	$500,000
	LAURAL COCA-COLA BOTTLING DBA BACON ASSOCIATES 30 WEST 86TH STREET NEW YORK, NY 10024	$500,000
	DR. AND MRS. JOHN BUEHLER 1010 SIR FRANCIS DRAKE BLVD. KENTFIELD, CA 94904	$125,000
	STUART A. COOK TRUST P.O. BOX 5537 INCLINE VILLAGE, NV 89450	$125,000
	FRANK AND DIANE DOODAH P.O. BOX 1409 ROSS, CA 94957	$125,000